SCHEDULE 14C
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SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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BNY MELLON FUNDS TRUST

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BNY MELLON FUNDS TRUST
BNY Mellon Mid Cap Multi-Strategy Fund
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to changes involving a current sub-investment adviser for BNY Mellon Mid Cap Multi-Strategy Fund (the “Fund”), a series of BNY Mellon Funds Trust (the “Trust”).

Specifically, the Board of Trustees of the Trust (the “Board”) approved a new sub-investment advisory agreement (the “Current Robeco Sub-Advisory Agreement”), on behalf of the Fund, between BNY Mellon Fund Advisers, a division of The Dreyfus Corporation, the Fund’s investment adviser (the “Adviser”), and Robeco Investment Management, Inc. (“Robeco”).  Robeco has served as a sub-investment adviser for the Fund since August 20, 2012.  Due to a change in the ownership structure of Robeco that occurred on July 1, 2013, the original sub-investment advisory agreement (the “Initial Robeco Sub-Advisory Agreement”) between the Adviser, on behalf of the Fund, and Robeco was terminated.  To enable Robeco to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Robeco Sub-Advisory Agreement, which is substantially the same in all material respects to the Initial Robeco Sub-Advisory Agreement.  It is anticipated that the termination of the Initial Robeco Sub-Advisory Agreement and the implementation of the Current Robeco Sub-Advisory Agreement will not have any effect on the services provided to the Fund by Robeco, and that Robeco will continue to manage its allocated portion of the Fund’s investment portfolio in the same manner as it had done under the Initial Robeco Sub-Advisory Agreement.

Further information about Robeco and the approval of the Current Robeco Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call the appropriate number listed in the enclosed Information Statement under “Additional Information.”

Sincerely,

David K. Mossman President BNY Mellon Funds Trust

September 6, 2013

BNY MELLON FUNDS TRUST
BNY Mellon Mid Cap Multi-Strategy Fund
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the “Board”) of BNY Mellon Funds Trust (the “Trust”), on behalf of BNY Mellon Mid Cap Multi-Strategy Fund (the “Fund”), a series of the Trust, to inform shareholders of the Fund about changes in the ownership structure of Robeco Investment Management, Inc. (“Robeco”), a sub-investment adviser for the Fund since August 20, 2012.

Due to the change in the ownership structure of Robeco that occurred on July 1, 2013, the original sub-investment advisory agreement (the “Initial Robeco Sub-Advisory Agreement”) between BNY Mellon Fund Advisers, a division of The Dreyfus Corporation, the Fund’s investment adviser (the “Adviser”), on behalf of the Fund, and Robeco was terminated.  To enable Robeco to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the “Current Robeco Sub-Advisory Agreement”), on behalf of the Fund, between the Adviser and Robeco.  The Current Robeco Sub-Advisory Agreement was approved by the Board upon the recommendation of the Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”) issued to the Trust and the Adviser (the “Exemptive Order”).

This Information Statement is being mailed on or about September 6, 2013 to shareholders of record of the Fund as of August 12, 2013.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Trust at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THIS INFORMATION STATEMENT AND COPIES OF THE FUND’S MOST RECENT
ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE
AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a “multi-manager” approach by selecting one or more sub-investment advisers to manage the Fund’s assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-investment adviser for the mutual fund.  The Trust, on behalf of the Fund, and the Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and the Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-investment advisers that are either unaffiliated or are wholly-owned subsidiaries (as defined in the 1940 Act) of the Adviser’s ultimate parent company, which is The Bank of New York Mellon Corporation (“BNY Mellon”), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-investment advisers without shareholder approval.  The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-investment advisers and recommend the hiring, termination, and replacement of the sub-investment advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by the Adviser to unaffiliated sub-investment advisers in documents filed with the SEC and provided to shareholders.

The Fund and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-investment adviser within 90 days of the effective date of the sub-investment adviser’s retention.  This Information Statement provides such notice of the changes and presents details regarding Robeco and the Current Robeco Sub-Advisory Agreement.

INVESTMENT ADVISER

The Adviser, located at 200 Park Avenue, New York, New York 10166, serves as investment adviser to the Fund, subject to the supervision of the Board.  The Adviser is a division of The Dreyfus Corporation (“Dreyfus”).  Founded in 1947, Dreyfus manages approximately $244 billion in 166 mutual fund portfolios.  Dreyfus, a wholly owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $26.2 trillion in assets under custody and administration and $1.4 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world’s leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon’s affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

The Adviser provides management services to the Fund pursuant to the investment advisory agreement (the “Investment Advisory Agreement”) between the Trust, on behalf of the Fund, and the Adviser, dated June 14, 2000, as amended September 15, 2011.  Pursuant to the Investment Advisory Agreement, and subject to the supervision and approval of the Board, the Adviser provides investment management of the Fund’s portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, the Adviser supervises the Fund’s investments and conducts or supervises a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets.  The Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Investment Advisory Agreement permits the Adviser to enter into sub-investment advisory agreements with one or more sub-investment advisers.  The Investment Advisory Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund or the Adviser (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Investment Advisory Agreement is terminable without penalty, on 60 days’ notice, by the Board or by vote of the holders of a majority of the Fund’s outstanding voting securities, or, upon not less than 90 days’ notice, by the Adviser.  The Investment Advisory Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Investment Advisory Agreement provides that the Adviser shall exercise its best judgment in rendering services to the Fund and that the Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties, under the Investment Advisory Agreement.  The Investment Advisory Agreement was last approved by the Board at a meeting held on March 12-13, 2013, and by the Trust’s initial shareholder on June 14, 2000.  A discussion regarding the basis for the Board approving the Investment Advisory Agreement will be available in the Fund’s annual report for the fiscal year ending August 31, 2013.

The Adviser has overall supervisory responsibility for the general management and investment of the Fund’s portfolio, and, subject to review and approval by the Board:  (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends sub-investment advisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among sub-investment advisers; (iv) monitors and evaluates the performance of the Fund’s sub-investment advisers, including the sub-investment advisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-investment advisers comply with the Fund’s investment objective, policies, and restrictions.

The Fund has agreed to pay the Adviser an investment advisory fee at an annual rate of 0.75% of the value of the Fund’s average daily net assets.  For the fiscal year ended August 31, 2012, the Fund paid the Adviser an investment advisory fee of $9,216,050.

The following persons are officers and/or directors of the Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Joseph Fuschillo, Executive Vice President–Intermediary Distribution; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Gary E. Abbs, Vice President–Tax; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Joanne S. Huber, Vice President–Tax; Anthony Mayo, Vice President–Information Systems; Kathleen Geis, Vice President; John E. Lane, Vice President; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O’Connor, Chief Administrative Officer; James Bitetto, Secretary; and Robert G. Capone, Mitchell E. Harris, Andrew Provencher and Cynthia Fryer Steer, directors.  Messrs. Connolly and Bitetto also serve as officers of the Trust.  Mr. Connolly serves as Chief Compliance Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Trust.  No other officers or directors of Dreyfus serve as officers or Trustees of the Trust.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

CHANGES INVOLVING A CURRENT SUB-ADVISER

Overview

Robeco has served as a sub-investment adviser for the Fund, managing an allocated portion of the Fund’s investment portfolio, since August 20, 2012.  The Board, including a majority of the Independent Trustees, considered and re-approved the Initial Robeco Sub-Advisory Agreement at the Board meeting held on March 12-13, 2013.  At an in-person Board meeting held on June 10-11, 2013 (the “June Meeting”), the Board discussed the then-pending acquisition by ORIX Corporation (“ORIX”) of approximately 90% of the equity in Robeco Groep N.V., Robeco’s indirect parent, from Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (the “Transaction”).  At the June Meeting, the Adviser reported that the Transaction was expected to close on or about July 1, 2013.

At the June Meeting, the Board considered that the Transaction would result in a change of control of Robeco, and, consequently, the assignment and automatic termination of the Initial Robeco Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act.  In order for Robeco to provide uninterrupted sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Independent Trustees, approved (i) the continuation of Robeco as a sub-investment adviser for the Fund and (ii) the Current Robeco Sub-Advisory Agreement, effective upon the termination of the Initial Robeco Sub-Advisory Agreement.  The Current Robeco Sub-Advisory Agreement is substantially the same in all material respects to the Initial Robeco Sub-Advisory Agreement, except for general updating of various obligations to reflect current practices, including notifications, and certain liability-related matters.  The fee payable to Robeco by the Adviser, and the scope of services that Robeco is required to provide in managing its allocated portion of the Fund’s portfolio, are substantially the same under the Current Robeco Sub-Advisory Agreement and the Initial Robeco Sub-Advisory Agreement.

As a result of the Transaction, Robeco is majority owned by ORIX, an integrated financial services company based in Tokyo, Japan, that provides products and services to both corporate and retail customers.  Established in 1964, ORIX’s current activities include corporate financial services such as leases and loans, maintenance leasing of automobiles, rental operations, real estate, life insurance, banking, as well as environmental and energy related businesses.  Robeco Groep N.V.’s legal structure remains unchanged, as do the current governance and reporting lines from Robeco N.V.’s subsidiaries, including Robeco.

Robeco

Robeco is located at 909 Third Avenue, New York, New York 10022.  As of July 31, 2013, Robeco had approximately $45.33 billion in assets under management.

Robeco employs a fundamental bottom-up, disciplined value investment process in managing its allocated portion of the Fund’s assets to construct a diversified portfolio of mid cap stocks identified by Robeco as having value characteristics.  Valuation, fundamentals and momentum are analyzed using a bottom-up blend of qualitative and quantitative inputs.  Robeco examines various factors in determining the value characteristics of issuers, including price to book value ratios and price to earnings ratios.  These value characteristics are examined in the context of the issuer’s operating and financial fundamentals, such as return on equity and earnings growth and cash flow.  Robeco also looks for an identifiable catalyst for positive change that has not been priced into the issuer’s stock.  Robeco then studies trends in industries and companies, earnings power and growth and other investment criteria.  Robeco will sell a security when Robeco determines it has appreciated to the price target, the issuer has weakening business fundamentals or there is a reversal of the catalyst.  As of June 30, 2013, approximately 20% of the Fund’s assets were allocated to Robeco.

Joseph F. Feeney, Jr., CFA, primary portfolio manager, and Steven L. Pollack, CFA, primary portfolio manager, have been responsible for the day-to-day management of the portion of the Fund’s portfolio that is managed by Robeco since August 20, 2012.  Mr. Feeney is Co-Chief Executive Officer and Chief Investment Officer of Robeco, which he joined in 1995.  Mr. Pollack is a senior portfolio manager of Robeco, which he joined in 2000.

Robeco currently serves as investment adviser or sub-investment adviser to the following registered investment companies, which have similar investment objectives and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 3/31/13)	Advisory Fee Rate

John Hancock Funds III John Hancock Disciplined Value Mid Cap Fund	$3.092 billion	*

VALIC Company II Mid Cap Value Fund	$216.72 million	*

    *  The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-investment advisers in a manager of managers arrangement.

Robeco is not affiliated with the Adviser, and Robeco discharges its responsibilities subject to the oversight and supervision of the Adviser.  Under the Current Robeco Sub-Advisory Agreement, the Adviser, and not the Fund, compensates Robeco out of the fee the Adviser receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Adviser as a consequence of the continuation of Robeco as a sub-investment adviser for the Fund or the implementation of the Current Robeco Sub-Advisory Agreement.  The fees paid by the Adviser to Robeco depend upon the fee rates negotiated by the Adviser and on the percentage of the Fund’s assets allocated to Robeco.  In accordance with procedures adopted by the Board, Robeco may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of Robeco are:  Mark E. Donovan and Joseph F. Feeney, Co-Chief Executive Officers; Matthew J. Davis, Chief Financial Officer; and William G. Butterly, Chief Operating Officer and Chief Compliance Officer.  The address of each principal executive officer listed above, as it relates to the person’s position with Robeco, is 909 Third Avenue, New York, New York 10022.

Current Robeco Sub-Advisory Agreement

The Current Robeco Sub-Advisory Agreement was approved by the Board at the June Meeting, which was called for the purpose of approving the Current Robeco Sub-Advisory Agreement.  The Current Robeco Sub-Advisory Agreement will continue until June 1, 2014, and thereafter is subject to annual approval by the Board, including a majority of the Independent Trustees.

The Current Robeco Sub-Advisory Agreement is substantially the same in all material respects to the Initial Robeco Sub-Advisory Agreement, except for general updating of various obligations to reflect current practices, including notifications and certain liability-related matters.  The fee payable to Robeco by the Adviser, and the scope of services that Robeco is required to provide in managing its allocated portion of the Fund’s portfolio, are substantially the same under the Current Robeco Sub-Advisory Agreement and the Initial Robeco Sub-Advisory Agreement.

The Current Robeco Sub-Advisory Agreement provides that, subject to the supervision and approval of the Adviser and the Board, Robeco provide investment management of the portion of the Fund’s assets which may be assigned to it from time to time by the Adviser.  Robeco, among other duties, will obtain and provide investment research and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets allocated to it, including the placing of portfolio transactions for execution with brokers.  Robeco also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.  The Current Robeco Sub-Advisory Agreement provides that Robeco will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Fund or the Adviser, except by reason of willful misfeasance, bad faith or negligence in the performance of Robeco’s duties, or by reason of Robeco’s reckless disregard of its obligations and duties, under the Current Robeco Sub-Advisory Agreement.

The Current Robeco Sub-Advisory Agreement provides that Robeco be compensated based on the average daily net assets of the Fund allocated to Robeco.  Robeco is compensated from the advisory fee that the Adviser receives from the Fund.  Robeco generally will bear the expenses it incurs in connection with its activities under the Current Robeco Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund.

The Current Robeco Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) the Adviser on not more than 60 days’ notice to Robeco; (ii) the Board or by vote of the holders of a majority of the Fund’s outstanding voting securities on not more than 60 days’ notice to Robeco; or (iii) Robeco on not less than 90 days’ notice to the Trust and the Adviser.  The Current Robeco Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the Current Robeco Sub-Advisory Agreement provides that it will terminate if the Investment Advisory Agreement terminates for any reason.

Considerations of the Board

At the June Meeting, the Board discussed the Transaction with representatives of the Adviser, as well as the terms of the Current Robeco Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for Robeco’s performance as a sub-investment adviser to the Fund.  At the June Meeting, representatives of the Adviser confirmed that there would be no change in Robeco’s investment process for managing its allocated portion of the Fund’s investment portfolio as a result of the Transaction.

At the June Meeting, the Adviser recommended the approval of the Current Robeco Sub-Advisory Agreement, pursuant to which Robeco would continue to serve as a sub-investment adviser to the Fund.  The recommendation for the approval of the Current Robeco Sub-Advisory Agreement was based on the following considerations, among others:  (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Robeco provides to the Fund; (ii) the Robeco personnel who have been principally responsible for managing Robeco’s allocated portion of the Fund’s investment portfolio would continue to serve in their respective senior capacities with Robeco following the Transaction; and (iii) the terms of the Current Robeco Sub-Advisory Agreement were substantially the same in all material respects to the Initial Robeco Sub-Advisory Agreement.  The Board also considered the fact that the Adviser continued to express confidence in Robeco and its investment management capabilities.

At the June Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Current Robeco Sub-Advisory Agreement.  In determining whether to approve the Current Robeco Sub-Advisory Agreement, the Board considered the due diligence materials prepared by the Adviser received in advance of the March 12-13, 2013 Board meeting and the June Meeting and other information, which included:  (i) a copy of a form of the Current Robeco Sub-Advisory Agreement; (ii) information regarding the process by which the Adviser initially selected and recommended Robeco for Board approval, and more recently, recommended that the Board approve the continuation of Robeco, and the Adviser’s rationale for retaining Robeco following the closing of the Transaction; (iii) information regarding the nature, extent and quality of the services that Robeco provided to the Fund; (iv) information regarding Robeco’s reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Robeco’s business and operations; (v) information regarding Robeco’s brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Robeco; (vii) information regarding Robeco’s compliance program; (viii) information regarding Robeco’s historical performance returns managing its allocated portion of the Fund’s portfolio and investment mandates similar to the Fund’s investment mandate, including information comparing that performance to a relevant index; and (ix) information regarding Robeco’s financial condition before and after the Transaction.  The Board also considered the substance of its discussions with representatives of the Adviser at the March 12-13, 2013 Board meeting and the June Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Robeco.  In examining the nature, extent and quality of the services that had been furnished by Robeco to the Fund under the Initial Robeco Sub-Advisory Agreement, and were to be provided by Robeco to the Fund under the Current Robeco Sub-Advisory Agreement, the Board considered:  (i) Robeco’s organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board also considered the review process undertaken by the Adviser and the Adviser’s favorable assessment of the nature and quality of the sub-investment advisory services provided and expected to be provided to the Fund by Robeco after consummation of the Transaction.  The Board also noted that the executive and portfolio management teams of Robeco are expected to stay in place after consummation of the Transaction.  The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Robeco’s investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Robeco under the Initial Robeco Sub-Advisory Agreement, as well as Robeco’s ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund’s investment objective, and supported a decision to approve the Current Robeco Sub-Advisory Agreement.

Investment Performance of Robeco.  The Board considered Robeco’s investment performance in managing its allocated portion of the Fund’s portfolio as a factor in evaluating the Current Robeco Sub-Advisory Agreement, although noting that it was for a short period of time.  The Board reviewed Robeco’s historical performance record in managing the Fund and other accounts (including other registered investment companies for which Robeco serves as a sub-investment adviser) that were comparable to the Fund.  The Board compared this historical performance to a relevant benchmark and considered that, for the period October 1, 2012 through April 30, 2013, Robeco’s strategy returned 19.0% versus 20.0% for the Russell Midcap Value Index, a secondary benchmark for the Fund with respect to the Fund’s value strategies.  (It was noted that performance information was provided beginning October 1, 2012 because the allocation of the Fund’s assets to the Robeco strategy had not fully occurred until September 17, 2012.)  On this basis, the Board concluded that Robeco’s historical performance record in managing its allocated portion of the Fund’s investment portfolio and similar products, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Robeco Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fee payable under the Current Robeco Sub-Advisory Agreement, noting that the proposed fee would be paid by the Adviser, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board noted that the fee payable to Robeco by the Adviser under the Current Robeco Sub-Advisory Agreement was the same as that payable under the Initial Robeco Sub-Advisory Agreement.  The Board concluded that the proposed fee payable to Robeco by the Adviser with respect to the assets to be allocated to Robeco in its capacity as sub-investment adviser was reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because Robeco’s fee would continue to be paid by the Adviser, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Investment Advisory Agreement.  It also was noted that the fee payable to Robeco by the Adviser under the Current Robeco Sub-Advisory Agreement was the same as that payable under the Initial Robeco Sub-Advisory Agreement and, thus, approval of the Current Robeco Sub-Advisory Agreement had no impact on the Adviser’s profitability.  Accordingly, considerations of profitability and economies of scale with respect to Robeco were not relevant to the Board’s determination to approve the Current Robeco Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Robeco as a result of Robeco’s relationship with the Fund.  The Board concluded that Robeco may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Robeco was required to select brokers who met the Fund’s requirements for seeking best execution, and that the Adviser monitored and evaluated Robeco’s trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that had accrued and were expected to continue to accrue to Robeco by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, concluded that the approval of the Current Robeco Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Robeco Sub-Advisory Agreement for the Fund.

ADDITIONAL INFORMATION

To Obtain Additional Information

Wealth Management Clients, please contact your Account Officer or call 1-888-281-7350.  BNY Mellon Wealth Brokerage Clients, please contact your financial advisor or call 1-800-830-0549--Option 2 for BNY Mellon Wealth Management Direct or Option 3 for BNY Mellon Wealth Advisors.  Individual account holders, please call Dreyfus at 1-800-DREYFUS (inside the U.S. only).  Participants in Qualified Employee Benefit Plans, please contact your plan sponsor or administrator or call 1-877-774-0327.

Other Fund Service Providers

MBSC Securities Corporation (“MBSC”), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund’s shares pursuant to a distribution agreement between the Trust and MBSC.

The Bank of New York Mellon (“BNYM”), an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as administrator for the Fund pursuant to an administration agreement with the Trust.  Dreyfus serves as sub-administrator for the Fund pursuant to a sub-administration agreement with BNYM.  For the fiscal year ended August 31, 2012, the Fund paid BNYM, as administrator, an administration fee of $1,530,277.  BNYM also serves as the Fund’s custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund’s transfer and dividend disbursing agent.  For these services, Dreyfus Transfer, Inc. receives from BNYM a monthly fee computed on the basis of the number of shareholder accounts it maintains for the Trust during the month, and is reimbursed by BNYM for certain out-of-pocket expenses.

Payments to Affiliated Brokers

During the Fund’s most recent fiscal year ended August 31, 2012, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of August 15, 2013, the Fund had 117,680,932.144 Class M shares and 2,169,653.270 Investor shares issued and outstanding.  Set forth below is information as to those shareholders known by the Trust to own of record or beneficially 5% or more of the indicated class of the Fund’s outstanding voting shares as of August 15, 2013.

Name and Address of Shareholder	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class M

SEI Private Trust Company Attn: Mutual Funds One Freedom Valley Drive Oaks, PA 19456-9989	115,583,335.380	98.2176%

Investor

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	388,667.807	17.9138%

National Financial Services LLC FEBO Its Clients 499 Washington Blvd. Jersey City, NJ 07310	304,943.100	14.0549%

Charles Schwab & Co, Inc. Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	142,526.060	6.5691%

UBS WM USA 499 Washington Blvd. Jersey City, NJ 07310-1995	135,588.976	6.2493%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund’s outstanding voting securities may be deemed a “control person” (as defined in the 1940 Act) of the Fund.

As of August 15, 2013, Kevin C. Phelan and Patrick J. Purcell, each a Trustee of the Trust, owned 8,643.644 and 1,897.798 Class M shares of the Fund, respectively, representing in the aggregate less than 1% of the Fund’s outstanding shares.  As of August 15, 2013, none of the other Trustees or officers of the Trust owned any of the Fund’s outstanding shares.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund’s proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.